Exhibit 2.2

EXECUTION VERSION

Kien Huat Realty III Limited

August 18, 2019

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

Attention:	Emanuel R. Pearlman, Executive Chairman of the Board of Directors
Ryan Eller, President and Chief Executive Officer

Re: Amendment to Letter Agreement, as last amended on May 7, 2019

Gentlemen:

Reference is made to that certain letter agreement between the Empire Resorts, Inc. (“Empire”) and Kien Huat Realty III Ltd. (“KHRL”) entered into on November 6, 2019 (as amended and restated on November 9, 2018 and May 7, 2019, the “2018 KHRL Preferred Stock Commitment Letter”), pursuant to which KHRL committed to provide equity financing in support of the general corporate and working capital requirements of Empire and its subsidiaries. Pursuant to the 2018 KHRL Preferred Stock Commitment Letter, KHRL agreed to purchase up to $126 million of Empire’s Series F Preferred Stock on the terms set forth in the 2018 KHRL Preferred Stock Commitment Letter pursuant to the following schedule: (i) up to $12 million no earlier than November 9, 2018; (ii) up to $20 million no earlier than February 15, 2019; (iii) up to $27 million no earlier than May 15, 2019; (iv) up to $15 million no earlier than June 17, 2019; (v) up to $15 million no earlier than August 15, 2019; and (v) up to $37 million no earlier than November 15, 2019 (the “Original Commitments”). Capitalized or other terms used and not defined herein but defined in the 2018 KHRL Preferred Stock Commitment Letter shall have the meanings ascribed to them in the 2018 KHRL Preferred Stock Commitment Letter.

KHRL and Empire hereby agree to amend the 2018 KHRL Preferred Stock Commitment Letter as follows:

1.	The Principal Amount shall be increased from $126 million to $151 million of which $74 million has been funded prior to the date hereof.

2.

Schedule 2 of the 2018 KHRL Preferred Stock Commitment Letter shall be amended and restated in its entirety to reflect purchase of the Series F Preferred Stock pursuant to the following schedule: (i) up to $12 million no earlier than November 9, 2018; (ii) up to $20 million no earlier than February 15, 2019; (iii) up to $27 million no earlier than May 15, 2019; (iv) up to $15 million no earlier than June 17, 2019; (v) up to $15 million no earlier than August 15, 2019; (vi) up to $7.5 million no earlier than September 15, 2019; (vii) up to $7.5 million no earlier than October 15, 2019; (viii) up to $37 million no earlier than November 15, 2019; and (ix) $10 million no earlier than February 15, 2020 (as attached hereto).

3.

KHRL, as holder of a majority of the shares of Empire voting stock entitled to vote and as the sole holder of the issued and outstanding Convertible Preferred Stock, will execute a written consent (the “Stockholder Consent”) to approve (i) the issuance of an incremental $25 million of shares of Convertible Preferred Stock and the shares of common stock of Empire underlying the Convertible Preferred Stock pursuant to the terms of the 2018 KHRL Preferred Stock Commitment Letter, if any, and the terms of any specific financing consummated in connection herewith, and (ii) to adopt and approve an amendment to the Restated Certificate of the Designations, Powers Preferences and Rights of the Series F Convertible Preferred Stock ($0.01 par value per share) of Empire attached hereto as Exhibit A (the “Amendment”). Further, the Board of Directors of Empire, including each director that is independent of KHRL, shall (i) approve the Amendment, (ii) declare the Amendment advisable, (iii) direct that the Amendment be submitted to the stockholders of Empire entitled to vote thereon and (iv) recommend that stockholders of Empire vote in favor of the adoption of the Amendment (together with the Stockholder Consent, the “Approvals”). If applicable, Empire will file an information statement (the “Information Statement”) with respect to the Stockholder Consent with the Securities and Exchange Commission (the “SEC”) and mail to Empire stockholders such Information Statement. Empire shall file the Amendment with the Secretary of State of the State of Delaware as soon as practicable on the twenty-first day following the date the Information Statement was mailed to Company stockholders. The Approvals shall be obtained, and the Information Statement shall be filed with the SEC no later than August 26, 2019. Empire will agree to maintain at all times sufficient authorized shares of Company common stock to account for the conversion of all the Convertible Stock contemplated hereby.

4.

Upon any termination of the Agreement and Plan of Merger by and between Empire, Hercules Topco LLC, a Delaware limited liability company, and Hercules Merger Subsidiary Inc., a Delaware corporation, dated as of the date hereof (the “Merger Agreement”), pursuant to Sections 7.3(b) or 7.4(a) of the Merger Agreement, this letter agreement shall automatically terminate and shall be null and void (provided, that any termination of the Merger Agreement pursuant to Section 7.3(b) thereof shall only result in the automatic termination of this letter agreement if such termination resulted from a Willful and Material Breach (as defined in the Merger Agreement) of the Merger Agreement). Notwithstanding anything in this letter agreement to the contrary, upon termination of this letter agreement, the 2018 KHRL Preferred Stock Commitment Letter shall remain in full force and effect, including the Original Commitments thereunder.

The parties hereto hereby agree that, except as specifically provided in and modified by this letter agreement, the 2018 KHRL Preferred Stock Commitment Letter is in all other respects hereby ratified and confirmed and references to the 2018 KHRL Preferred Stock Commitment Letter shall be deemed to refer to the 2018 KHRL Preferred Stock Commitment Letter as modified by this letter agreement. This letter agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

[signature page follows]

Sincerely,

KIEN HUAT REALTY III LIMITED

By:	/s/ Yap Chong Chew
Name:	Yap Chong Chew
Title:	Authorized Signatory

Accepted as of the date above written:

EMPIRE RESORTS, INC.

By:	/s/ Ryan Eller
Name:	Ryan Eller
Title:	President and Chief Executive Officer

[Signature Page to the Series F Preferred Stock Commitment Letter]

Schedule 2

Funding Dates

Draw Date No Earlier Than	Maximum Funding Amount
11/9/2018	$12 million
2/15/2019	$20 million
5/15/2019	$27 million
6/17/2019	$15 million
8/15/2019	$15 million
9/15/2019	$7.5 million
10/15/2019	$7.5 million
11/15/2019	$37 million
2/15/2020	$10 million

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF THE DESIGNATIONS, POWERS

PREFERENCES AND RIGHTS

OF THE

SERIES F CONVERTIBLE PREFERRED STOCK

($0.01 PAR VALUE PER SHARE)

OF

EMPIRE RESORTS, INC.

A DELAWARE CORPORATION

PURSUANT TO SECTION 242 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Empire Resorts, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of the Designations, Powers Preferences and Rights of the Series F Convertible Preferred Stock ($0.01 Par Value per Share) of the Corporation is hereby amended by:

a. Replacing the words “One Thousand Five Hundred (1,500)” in Section 1 thereof with the words “One Thousand Six Hundred (1,600)”; and

b. Adding a new Subsection 4(b)(iv) to provide in full as follows:

“(iv) Notwithstanding anything to the contrary herein, neither (i) the acquisition of shares of capital stock of the Corporation by Kien Huat Realty III Limited (“Kien Huat”), Genting (USA) Limited (“Gen USA”) or any of their respective affiliates or any Person that is a “group” of which Kien Huat, Gen USA or their respective affiliates is a member (including the Purchase and the Contributions pursuant to that certain Term Sheet, dated as of August 5, 2019, entered into by Kien Huat, Genting Malaysia Berhad and Gen USA) nor (ii) the consummation of a merger pursuant to that certain Agreement and Plan of Merger, dated August 18, 2019 (as it may be amended from time to time), by and between Hercules Topco LLC, Hercules Merger Subsidiary Inc. and the Corporation shall constitute a Change of Control Transaction.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this              day of             , 2019.

EMPIRE RESORTS, INC.

By:
Name:	Ryan Eller
Title:	President and Chief Executive Officer

[Signature Page to Certificate of Amendment to Series F Certificate of Designation]